Exhibit 3.1

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES D CONVERTIBLE PREFERRED STOCK
OF
VISTAGEN THERAPEUTICS, INC.

The undersigned, Shawn Singh, does hereby certify that:

1. He is the Chief Executive Officer of VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”).
2. The Company, pursuant to Article V of its Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, of which 7,500,000 shares have been previously designated.
3. The following resolution was duly adopted by the board of directors of the Company (the “Board of Directors”), or by a duly authorized committee thereof, in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes.
4. Pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, the following resolution creating a series of Series D Convertible Preferred Stock, was duly adopted on December 17, 2020:

WHEREAS, the Articles of Incorporation provide for the Preferred Stock issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preference of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof, or any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a new series of the Preferred Stock, which consist of 2,000,000 shares of Preferred Stock, which the Company has the authority to issue, as follows.

RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows; and

RESOLVED, pursuant to the authority expressly set forth in the Articles of Incorporation, the issuance of a series of Preferred Stock designated as the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Relative Rights and Preferences of the Series D Convertible Preferred Stock (this “Certificate of Designation”) is hereby approved as follows:

1.           Designation, Amount and Par Value.

(a)           The designation of such series of the Preferred Stock shall be the Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred”). The maximum number of shares of Series D Preferred shall be 2,000,000 shares. The Series D Preferred shall be issued in book-entry form, or if requested by any holder, such holder’s shares may be issued in certificated form. To the extent that any shares of Series D Preferred Stock are issued in book-entry form, references herein to “certificates” shall refer to the book-entry notation relating to such shares.

(b)           The Company shall register shares of the Series D Preferred upon records to be maintained by the Company for that purpose (the “Series D Preferred Stock Register”), in the name of the holders thereof from time to time. The Company may deem and treat the registered holder of shares of Series D Preferred as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register the transfer of any shares of Series D Preferred in the Series D Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series D Preferred so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within three business days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders from time to time and shall be enforceable by any such holder.

2.           Dividends. Whenever the Board of Directors declares a dividend on the common stock of the Company, par value $0.001 per share (the “Common Stock”), each holder of record of a share of Series D Preferred, or any fraction of a share of Series D Preferred, on the date set by the Board of Directors to determine the owners of the Common Stock of record entitled to receive such dividend (the “Record Date”) shall be entitled to receive out of any assets at the time legally available therefore, an amount equal to such dividend declared on one share of Common Stock multiplied by the number of shares of Common Stock into which such share, or such fraction of a share, of Series D Preferred could be converted on the Record Date.

3.           Voting Rights.

(a)           Class Voting Rights. So long as any shares of the Series D Preferred remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of majority of the shares of the Series D Preferred then-outstanding, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series D Preferred vote separately as a class:

(i)           amend, alter, modify or repeal (whether by merger, consolidation or otherwise) this Certificate of Designation, the Articles of Incorporation or the bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of, the Series D Preferred;

(ii)           issue further shares of Series D Preferred or increase or decrease (other than by conversion) the number of authorized shares of Series D Preferred; or

(iii)           enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the majority of then-outstanding Series D Preferred.

(b)           General Voting Rights. In addition to the class voting rights set forth in Section 3(a), the Series D Preferred shall have the following general voting rights.

(i)           Prior to Approval Date (as defined in Section 5(a)), the Series D Preferred will be entitled to one vote per share of Series D Preferred and vote as a single class with the shares of our Common Stock.

(ii)           On and after the Approval Date, the Series D Preferred shall have no voting rights except to the extent provided in Section 3(a), in the Articles of Incorporation or as otherwise required by applicable law.

4.           Rank; Liquidation Preference.

(a)           The Series D Preferred shall rank (i) senior all of the common stock, par value $0.001 per share, of the Company (the “Common Stock”); (ii) senior to all other classes and series of equity securities of the Company that by their terms do not rank senior to the Series D Preferred (“Junior Stock”); (iii) on parity with all shares of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock; (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series D Preferred (together with the Corporation’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, the “Parity Stock”); and (v) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series D Preferred Stock (“Senior Stock”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily and/or as to the right to receive dividends.

(b)           Prior to the Approval Date, in the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the prior and superior rights of any Senior Stock, each holder of shares of Series D Preferred is entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Company to the holders of the Common Stock and any of our securities that are Junior Stock and pari passu with any distribution to the holders of any Parity Stock, an amount equal to $0.001 per share of Series D Preferred, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of the Common Stock or any of our securities that Junior Stock. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company shall be insufficient to pay the holders of shares of the Series D Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Company shall be distributed ratably to holders of the shares of the Series D Preferred Stock and any Parity Stock. After such preferential payment, each holder of shares of Series D Preferred shall be entitled to participate pari passu with the holders of the Common Stock (on an as-converted basis, without regard to the limitations set forth in Section 7) and any Parity Stock, in the remaining distribution of the net assets of the Company available for distribution. On or after the Approval Date, the Series D Preferred shall have no liquidation preference.

(c)           Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series D Preferred at their respective addresses as the same shall appear on the books of the Company.

5.           Conversion.

(a)           Right to Convert. At any time on or after the issuance date of the Series D Preferred (the “Issuance Date”), the holder of any such shares of Series D Preferred may, at such holder’s option, subject to the limitations set forth in Section 7, elect to convert (a “Voluntary Conversion”) all or any portion of such holder’s shares of Series D Preferred into a number of fully paid and nonassessable shares of Common Stock at a conversion rate of twenty-three (23) shares of Common Stock for each whole share of Series D Preferred (subject to adjustments set forth in Section 7(e), the “Conversion Rate”); provided, however, that no shares of Series D Preferred shall be convertible into shares of Common Stock prior to the date on which the Company’s stockholders approve an amendment to the Company’s Articles of Incorporation to authorize the issuance of additional shares of Common Stock sufficient to satisfy the conversion in full of each share of Series D Preferred authorized by this Certificate of Designation into shares of Common Stock at the Conversion Rate and such amendment to the Articles of Incorporation becomes effective (the “Approval Date”). The Company shall keep written records of the conversion of the shares of Series D Preferred converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series D Preferred upon any conversion of the Series D Preferred as provided in Section 5(b).

(b)           Mechanics of Voluntary Conversion. The Voluntary Conversion of Series D Preferred shall be conducted in the following manner:

(i)           Holder’s Delivery Requirements. To convert Series D Preferred into shares of Common Stock on any date (a “Voluntary Conversion Date”), the holder thereof shall (A) transmit by electronic mail, facsimile, or otherwise deliver, for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”)o the Company, and (B) with respect to the conversion of shares of Series D Preferred held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date, but in no event later than five (5) business days after such date, the original certificates representing the shares of Series D Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii)           Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via electronic mail or facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within five (5) business days following the date of receipt by the Company of the certificate representing the shares of Series D Preferred being converted, (x) issue and deliver to the holder the number of shares of Common Stock to which the holder shall be entitled, and (y) if the certificate so surrendered represents more shares of Series D Preferred than those being converted, issue and deliver to the holder a new certificate for such number of shares of Series D Preferred represented by the surrendered certificate which were not converted.

(iii)           Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series D Preferred shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(iv)           Company’s Failure to Timely Convert. If within five (5) business days of the Company’s receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series D Preferred (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the closing bid price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(iv) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2% per month (pro rated for partial months) until such payments are made.

(c)           Adjustments of Conversion Rate.

(i)           Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Rate shall be proportionately increased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Rate shall be proportionately decreased. Any adjustments under this Section 5(c)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)           Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Rate shall be increased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Rate then in effect by a fraction:

(1)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately after such issuance on the close of business on such record date; and

(2)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date.

(iii)           Adjustment for Other Dividends and Distributions. If the Company shall, at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Rate shall be made and provision shall be made (by adjustments of the Conversion Rate or otherwise) so that the holders of Series D Preferred shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series D Preferred been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(c)(iii) with respect to the rights of the holders of the Series D Preferred.

(iv)           Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series D Preferred at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(c)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(c)(v)), then, and in each event, an appropriate revision to the Conversion Rate shall be made and provisions shall be made so that the holder of each share of Series D Preferred shall have the right thereafter to convert such share of Series D Preferred into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series D Preferred might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(c)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(c)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Rate shall be made and provision shall be made so that the holder of each share of Series D Preferred shall have the right thereafter to convert such share of Series D Preferred into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change which the holder of such share of Series D Preferred would have received if such share of Series D Preferred had been converted prior to such Organic Change.

(vi)           Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f)           No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred against impairment. In the event a holder shall elect to convert any shares of Series D Preferred as provided herein, the Company cannot refuse conversion based on any claim that such holder or any person associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, on notice, restraining and/or adjoining conversion of all or of such shares of Series D Preferred shall have been issued.

(g)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate or number of shares of Common Stock issuable upon conversion of the Series D Preferred pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series D Preferred a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series D Preferred, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series D Preferred. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)           Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile, electronic mail or three (3) business days following (A) being mailed by certified or registered mail, postage prepaid, return-receipt requested, or (B) delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series D Preferred at least twenty (20) days prior to the date on which the Company closes its books or takes a record (z) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (x) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series D Preferred at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company, at its option, shall (A) pay cash equal to the product of such fraction multiplied by the average of the closing bid prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date, or (B) issue one whole share of Common Stock to the holder.

(k)           Reservation of Common Stock. Following the Approval Date, the Company shall, so long as any shares of Series D Preferred are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred then outstanding (without giving effect to the limitations set forth in Section 7).

(1)           Retirement of Series D Preferred. Conversion of Series D Preferred shall be deemed to have been effected on the applicable Voluntary Conversion Date. The Company shall keep written records of the conversion of the shares of Series D Preferred converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series D Preferred upon any conversion of the Series D Preferred represented by such certificates.

(m)           Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series D Preferred require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.           No Preemptive or Redemption Rights. No holder of the Series D Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.           Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5, at no time may a holder of shares of Series D Preferred convert shares of the Series D Preferred if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time (the “Ownership Limitation”); provided, however, that upon a holder of Series D Preferred providing the Company with sixty-one (61) days’ notice (pursuant to Section 5(i)) the Ownership Limitation may be increased up to 19.99% with respect to such holder.

8.           Inability to Fully Convert.

(a)           Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) pursuant to Section 7 or (z) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, from issuing all of the Common Stock which is to be issued to a holder of Series D Preferred pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and with respect to the unconverted Series D Preferred (the “Unconverted Preferred Stock”) the holder, solely at such holder’s option, can elect, at any time after receipt of notice from the Company that there is Unconverted Preferred Stock, to void the holder’s Conversion Notice as to the number of shares of Common Stock the Company is unable to issue and retain or have returned, as the case may be, the certificates for the shares of the Unconverted Preferred Stock.

In the event a Holder shall elect to convert any shares of Series D Preferred as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any person associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or any of such shares of Series D Preferred shall have issued.

(b)           Mechanics of Fulfilling; Holder’s Election. The Company shall immediately send via facsimile to a holder of Series D Preferred, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a), a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice and (ii) the number of shares of Series D Preferred which cannot be converted.

9.           Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than a majority of the then-outstanding shares of Series D Preferred, shall be required for any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred.

10.           Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series D Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

11.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series D Preferred and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series D Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

12.           Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

13.           Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series D Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on Company this 21st day of December, 2020.

VISTAGEN THERAPEUTICS, INC. By: /s/ Shawn K. Singh Name: Shawn K. Singh Title: Chief Executive Officer

|[Signature Page to Certificate of Designation of Series D Preferred Stock]

EXHIBIT A
VISTAGEN THERAPEUTICS, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock of VistaGen Therapeutics, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series D Preferred, par value $0.001 per share (the “Preferred Shares”), of VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s).:

Number of Preferred Shares to be converted:

Common Stock has been sold: YES             NO

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:            _____________
Title:         _____________
Dated:      _____________